EXHIBIT 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Financial Dynamics, Investor Relations
Jim Byers (Investors)
(415) 439-4504
Christopher Katis (Media)
(415) 439-4518

For immediate release

RURAL/METRO ANNOUNCES FIRST-QUARTER INCOME

FROM CONTINUTING OPERATIONS OF $1.3 MILLION;

6% INCREASE IN NET REVENUE

SCOTTSDALE, Ariz. (Nov. 14, 2003)—Rural/Metro Corporation (Nasdaq: RURLC), a leading national provider of medical transportation and fire protection services, announced today the results of its fiscal 2004 first quarter ended September 30, 2003.

The company reported net revenue applicable to continuing operations of $133.8 million for the three months ended September 30, 2003, a $7.5 million or a 6.0% increase, compared to $126.3 million for the three months ended September 30, 2002. Medical transportation and related services revenue increased $8.1 million, or 7.7%, from $105.7 million for the three months ended September 30, 2002 to $113.8 million for the three months ended September 30, 2003. The company attributed the gain primarily to growth in new and existing service areas, as well as rate increases in certain of its service areas.

Same-service-area revenue growth for the first quarter of fiscal 2004 increased 7.1%, or $7.4 million, over fiscal 2003 levels. The company attributed progress in this area to its ongoing efforts to extend market share in established local and regional service areas, as well as increases related to new contracts, including the company’s exclusive 911 agreement in Dona Ana County (greater Las Cruces), New Mexico.

The company reported income from continuing operations of $1.3 million for the three months ended September 30, 2003 compared with a loss from continuing operations of $257,000 in the comparable period in fiscal 2003. Net income for the three months ended September 30, 2003 totaled $642,000 after considering a loss of $676,000 relating to service areas closed during the period which have been classified as discontinued operations, compared with net income of $12.8 million in the same period in fiscal 2003. Net income in the fiscal 2003 period included a $12.5 million gain attributable to the disposition of the Company’s Latin American operations. The Company reported a net loss per diluted share of $0.03 in the first quarter of fiscal 2004 compared with net income per diluted share of $0.72 in the first quarter of fiscal 2003. The per share amount in fiscal 2004 includes an accretion charge of $1.2 million relating to the

Company’s Series B redeemable preferred stock while the fiscal 2003 amount includes $0.78 relating to the gain on the disposition of the Company’s Latin American operations.

Cash used in operating activities totaled $5.5 million and $1.8 million in the three months ended September 30, 2003 and 2002, respectively. Both periods were affected by the $5.9 million semi-annual interest payment on the company’s Senior Notes due September 15, 2003. For the three months ended September 30, 2003, the company generated $12.0 million in earnings before interest, taxes, depreciation and amortization (EBITDA), compared to $22.1 million for the same period of the prior year, which included a $12.5 million gain from the disposal of the company’s former Latin American operations. Excluding the gain, the company attributed the remaining improvement in EBITDA performance primarily to increases in operating income.

The company regards EBITDA, which is widely used by analysts, investors, creditors, and other interested parties, as relevant and useful information. The company provides this information to permit a more comprehensive analysis of its ability to meet future debt service, capital expenditure, and working capital requirements. Additionally, the company’s management uses this information to evaluate the performance of its operating units. EBITDA is not intended to represent cash provided by operating activities as defined by generally accepted accounting principles and it should not be considered as an indicator of operating performance or an alternative to cash provided by operating activities as a measure of liquidity. The company has provided a reconciliation of EBITDA to cash provided by operating activities in the accompanying table.

Jack Brucker, President and Chief Executive Officer, said, “Our results for the first quarter reflect our ongoing commitment to building the company’s financial strength as we carry out our strategic objective to grow the business in local and regional markets. We have demonstrated solid performance early in the fiscal year and look forward to further enhancing results as we continue to execute on our plan.”

Contracting activities during the first quarter resulted in renewals of several existing agreements, including a five-year commitment to provide emergency medical services and transportation to the Indianapolis Motor Speedway, a five-year agreement to provide exclusive medical transportation services in Shelby County (greater Memphis), Tennessee, and three-year renewal for airport fire protection services at the Morristown (New Jersey) Municipal Airport. In recent weeks, the company also has been awarded new and renewal medical transportation contracts in Cleveland, Ohio; Tucson, Arizona; and Franklin County, Tennessee.

The company’s cash-flow performance remained consistent throughout the first quarter, with daily cash deposits averaging $1.8 million, compared to $1.7 million per day for the same period of the prior year. Cash collections during the first three months of fiscal 2004 were 1.5 percent higher than the comparable period in fiscal 2003, increasing from $111.2 million to $112.9 million.

Brucker continued, “We continue to see improvement in our operating statistics, particularly when we focus on the company’s cash metrics. We believe these trends support ongoing progress as we focus on the company’s tactical objectives for fiscal 2004 and long-term strategic goals.”

The company reported continuing improvement in several key operating statistics. On a fully consolidated basis, the company reported average EMS patient charge increased by 8% to $304 for the first quarter ended September 30, 2003, compared to $281 for the same period of the prior year. Additionally, the company reported average days’ sales outstanding of 42 days, down from an average of 45 days a year ago.

A summary of certain of the company’s key operating statistics follows:

	Q1 ‘03 (9/30/02)	Q2 ‘03 (12/31/02)	Q3 ‘03 (3/31/03)	Q4 ‘03 (6/30/03)	Q1 ‘04 (9/30/03)
EMS TRANSPORTS (1)	269,056	262,768	267,847	266,424	269,239
AVERAGE EMS Patient Charge (2)	$281	$289	$295	$297	$304
AVERAGE DSO (YTD) (3)	45	47	44	44	42

(1)	EMS transports are defined as actual patient transports, including those under capitated contract arrangements.
(2)	Average Emergency Medical Services (EMS) Patient Charge is defined as gross EMS transport revenue minus provisions for Medicare, Medicaid and contractual discounts and doubtful accounts divided by EMS transports. For the purpose of this calculation, revenue and transports related to capitated contracts is excluded.
(3)	Average year-to-date DSO is defined as average accounts receivable divided by net revenue per day, as calculated on a year-to-date basis.

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 24 states and more than 400 communities throughout the United States. For more information, visit the company’s web site at www.ruralmetro.com.

Except for historical information herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the company’s ability to collect its accounts receivable; competitors’ actions; litigation matters; and the company’s ability to sustain operating cash flow, secure new contracts, retain existing contracts, improve earnings and operating margins, further enhance the efficiency of the collection process, and effectively manage collateral requirements and costs related to its insurance coverage. Additional factors that could affect the company are described in its Form 10-K, as amended, for the fiscal year ended June 30, 2003 under the caption “Risk Factors” in the Management’s Discussion and Analysis section, and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements.

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(Tables to Follow)

RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEET

(in thousands)

	September 30 2003	June 30, 2003
	(Unaudited)
ASSETS
Current assets
Cash	$4,279	$12,561
Accounts receivable, net of allowance for doubtful accounts of $54,307 and $48,422 at September 30, 2003 and June 30, 2003, respectively	64,521	60,428
Inventories	11,696	11,504
Prepaid expenses and other	6,968	7,511

Total current assets	87,464	92,004
Property and equipment, net	41,310	43,010
Goodwill	41,167	41,167
Insurance deposits	8,274	7,937
Other assets	14,632	12,048

	$192,847	$196,166

LIABILITIES, MINORITY INTEREST, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$10,658	$13,778
Accrued liabilities	52,274	57,698
Deferred revenue	18,552	17,603
Current portion of long-term debt	1,384	1,329

Total current liabilities	82,868	90,408
Long-term debt, net of current portion	305,122	305,310
Other liabilities	105	181
Deferred income taxes	650	650

Total liabilities	388,745	396,549

Minority interest	2,258	1,984

Series B redeemable preferred stock	8,994	7,793

Series C redeemable preferred stock	3,436	—

Commitments and contingencies	—	—

Stockholders’ equity (deficit)
Common stock	168	166
Additional paid-in capital	134,371	135,405
Treasury stock	(1,239)	(1,239)
Accumulated deficit	(343,886)	(344,492)

Total stockholders’ equity (deficit)	(210,586)	(210,160)

	$192,847	$196,166

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

For The Three Months Ended September 30, 2003 and 2002

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2003	% of Net Revenue	2002 (As Restated*)	% of Net Revenue
Net revenue	$133,838	100.0%	$126,256	100.0%

Operating expenses:
Payroll and employee benefits	71,874	53.7%	69,343	54.9%
Provision for doubtful accounts	21,498	16.1%	20,815	16.5%
Depreciation and amortization	2,932	2.2%	3,394	2.7%
Other operating expenses	27,903	20.8%	26,144	20.7%

Total operating expenses	124,207	92.8%	119,696	94.8%

Operating income	9,631	7.2%	6,560	5.2%
Interest expense	(8,014)	-6.0%	(5,911)	-4.7%
Interest income	29	0.0%	27	0.0%

Income from continuing operations before income taxes and minority interest	1,646	1.2%	676	0.5%
Income tax provision	(90)	-0.1%	(55)	0.0%
Minority interest	(274)	-0.2%	(878)	-0.7%

Income (loss) from continuing operations	1,282	1.0%	(257)	-0.2%
Income (loss) from discontinued operations (including gain on the disposition of Latin American operations of $12,488 in 2002)	(676)	-0.5%	13,010	10.3%

Net income	606	0.5%	12,753	10.1%
Less: Accretion of redeemable preferred stock	(1,201)	-0.9%	—	0.0%

Net income (loss) applicable to common stock	$(595)	-0.4%	$12,753	10.1%

Income (loss) per share
Basic—
Income (loss) from continuing operations after accretion of redeemable preferred stock	$0.00		$(0.02)
Income (loss) from discontinued operations	(0.04)		0.81

Net income (loss)	$(0.04)		$0.79

Diluted—
Income (loss) from continuing operations after accretion of redeemable preferred stock	$0.00		$(0.02)
Income (loss) from discontinued operations	(0.03)		0.81

Net income (loss)	$(0.03)		$0.79

Average number of shares outstanding—Basic	16,399		15,994

Average number of shares outstanding—Diluted	17,286		15,994

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

For The Three Months Ended September 30, 2003 and 2002

(Unaudited)

(In Thousands)

	2003	2002
		(As Restated*)
Cash flows from operating activities:
Net income	$606	$12,753
Adjustments to reconcile net income to cash used in operating activities—
Non-cash portion of gain on disposition of Latin American operations	—	(13,732)
Depreciation and amortization	3,363	3,448
(Gain) loss on sale of property and equipment	22	(172)
Provision for doubtful accounts	21,852	21,538
Earnings of minority shareholder	274	878
Amortization of deferred financing costs	735	446
Amortization of debt discount	6	6
Change in assets and liabilities—
Increase in accounts receivable	(25,945)	(19,844)
(Increase) decrease in inventories	(192)	493
Decrease in prepaid expenses and other	542	37
Increase in insurance deposits	(337)	(154)
Decrease in other assets	156	2,019
Decrease in accounts payable	(3,120)	(1,918)
Decrease in accrued liabilities and other liabilities	(4,365)	(8,318)
Increase in deferred revenue	949	711

Net cash used in operating activities	(5,454)	(1,809)

Cash flows from investing activities:
Capital expenditures	(1,241)	(2,011)
Proceeds from the sale of property and equipment	33	214

Net cash used in investing activities	(1,208)	(1,797)

Cash flows from financing activities:
Repayments on credit facility	(1,000)	—
Repayment of debt and capital lease obligations	(274)	(356)
Cash paid for debt modification costs	(515)	(391)
Issuance of common stock	169	156

Net cash used in financing activities	(1,620)	(591)

Effect of currency exchange rate changes on cash	—	(21)

Decrease in cash	(8,282)	(4,218)
Cash, beginning of period	12,561	10,677

Cash, end of period	$4,279	$6,459

RURAL/METRO CORPORATION

RECONCILIATION OF EBITDA

TO CASH FLOW USED IN OPERATING ACTIVITIES

For the three months ended September 30, 2003 and 2002

	2003	2002
Net income	$606	$12,753
Add back:
Depreciation and amortization	3,363	3,448
Interest expense	8,014	5,911
Interest income	(29)	(27)
Income tax provision	90	55

EBITDA	12,044	22,140
Increase (decrease):
Interest expense	(8,014)	(5,911)
Interest income	29	27
Income tax provision (benefit)	(90)	(55)
(Gain) loss on sale of property and equipment	22	(172)
Non-cash portion of gain on disposal of Latin American operations	—	(13,732)
Provision for doubtful accounts	21,852	21,538
Earnings of minority shareholder	274	878
Amortization of deferred financing costs	735	446
Amortization of debt discount	6	6
Changes in operating assets and liabilities	(32,312)	(26,974)

Cash flow used in operating activities	$(5,454)	$(1,809)

The company regards EBITDA, which is widely used by analysts, investors, creditors, and other interested parties, as relevant and useful information. The company provides this information to permit a more comprehensive analysis of its ability to meet future debt service, capital expenditure, and working capital requirements. Additionally, the company’s management uses this information to evaluate the performance of its operating units. EBITDA is not intended to represent cash provided by operating activities as defined by generally accepted accounting principles and it should not be considered as an indicator of operating performance or an alternative to cash provided by operating activities as a measure of liquidity.